Exhibit 10.15
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) between Michael Kors (USA), Inc. (the “Company”) and Cedric Wilmotte (“Executive”).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the employment of Executive by the Company.
NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:
1.  Term. The employment of Executive with the Company under this Agreement shall commence on April 3, 2023 (the “Commencement Date”), and his employment shall continue until terminated in accordance with Section 5 hereof (the “Term”), subject to the terms and provisions of this Agreement.
2.  Position and Duties.
(a)Executive shall be employed during the Term as Chief Executive Officer, Michael Kors (the “Position”) reporting directly to the Chief Executive Officer of Capri Holdings Limited (“Capri CEO”), and, subject to Section 3, shall be based in New York, New York. Subject to Section 3, Executive shall maintain a primary residence in the New York City metropolitan area during the Term. Executive acknowledges and agrees that the Company will be his sole employer under this Agreement and the Company will provide all payments and benefits to Executive under this Agreement. At the direction of the Company, any rights and obligations of the Company hereunder may be assigned, in whole or in part, to such subsidiaries or affiliates; provided, that the Company’s obligations with respect to compensation and benefits shall remain the Company’s obligations, unless Executive consents in writing to such assignment, which such consent shall not be unreasonably withheld.
(b)Executive shall perform such duties and services as are commensurate with Executive’s Position and such other duties and services as are from time to time reasonably assigned to Executive by the Capri CEO. Except for vacation, holiday, personal and sick days in accordance with this Agreement and the Company’s policies for comparable senior executives, Executive shall devote his full business time during the Term to providing services to the Company and its affiliates. At the request of the Company, Executive further agrees, without additional compensation, to act as an officer or director of subsidiaries or affiliates of the Company. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, nothing in this Section 2(b) shall be construed to prevent Executive from (a) engaging in charitable or community affairs; (b) investing, without limitation as to the amount of ownership interest, in any business which does not directly compete with the Company, so long as Executive does not exercise control over such business; or (c) acquiring, receiving, or purchasing, solely for investment purposes, securities of any entity  which are traded on a national securities exchange so long as Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.
3.  Work Visa. Executive’s employment with the Company in the United States is contingent upon his obtaining and maintaining an appropriate visa to work in the United States, which cannot be guaranteed. The Company will sponsor

Executive for an appropriate visa and will pay all legal and filing fees and reimburse him for his reasonable and documented out-of-pocket expenses associated with the application, issuance and renewal of such visa.
4.  Compensation.
(a)     Base Salary. Executive’s base salary shall be at the rate of $1,000,000 per year (as then in effect, the “Base Salary”). The Base Salary shall be payable in substantially equal installments on a semi-monthly basis less applicable withholdings and deductions in accordance with the normal payroll practices of the Company.
(b)     Periodic Review of Compensation. On an annual basis during the Term, but without any obligation to increase or otherwise change the compensation provisions of this Agreement, the Company agrees to undertake a review of the performance by Executive of his duties under this Agreement and of the efforts that he has undertaken for and on behalf of the Company.
(c)Annual Cash Incentive.
(i)With respect to each full fiscal year of the Company during the Term, Executive shall be eligible to participate in the Capri Holdings Limited (“Capri”) Annual Cash Incentive Plan (as the same may be amended, modified, replaced or terminated, the “Cash Incentive Plan”) (which is a component of the Third Amended and Restated Capri Holdings Limited Omnibus Incentive Plan (as the same may be amended, modified, replaced or terminated, the “Omnibus Incentive Plan” and, together with the Cash Incentive Plan, the “Incentive Plans”). On an annual basis, cash payments made pursuant to the Cash Incentive Plan will be based on a fixed percentage of Executive’s Base Salary with the incentive levels set at 100% target – 200% maximum. Executive’s actual annual cash payment pursuant to the Cash Incentive Plan may range from 0% of Base Salary for performance below established thresholds to 200% of Base Salary for maximum performance (interpolated based on the actual level of attainment) with performance components, measures and target values established by the Capri Board of Directors (or appropriate committee thereof).

(ii)Notwithstanding the generality of the foregoing, for the fiscal year beginning on April 2, 2023 and ending on March 30, 2024 (“Fiscal ‘24”), the Company’s payment to Executive pursuant to the Cash Incentive Plan shall be guaranteed at 200% of Executive’s Base Salary (pro-rated from the Commencement Date if the Commencement Date occurs after the first day of Fiscal ’24) (the “Guaranteed Cash Incentive”). The Guaranteed Cash Incentive shall be paid to Executive as follows: (a) $1,000,000 in the first pay period following the Commencement Date (the “First GCI Payment”) and (b) $1,000,000 on June 30, 2024 or such earlier date as the Fiscal ‘24 payment under the Cash Incentive Plan is actually paid to other similarly situated executives (the “Second GCI Payment”), in each case less applicable withholdings and deductions in accordance with the normal payroll practices of the Company. In the event that Executive resigns (other than for Good Reason (as defined in Section 6(a) below)) or is terminated for Cause (as defined in Section 5(b) below) on or before the date that is twelve (12) months following the Commencement Date, Executive shall promptly repay the Company for the full amount of the First GCI Payment. In order to receive the Second GCI Payment, Executive must be employed by the Company on the date that the Fiscal ‘24 payment under the Cash

Incentive Plan is actually paid to other similarly situated executives, unless Executive is terminated by the Company without Cause or resigns for Good Reason in which case the Second GCI Payment shall be payable pursuant to the provisions of Section 6(b).

(iii)All annual payments made pursuant to the Cash Incentive Plan, including the Guaranteed Cash Incentive, are subject to the terms and conditions of the Cash Incentive Plan, as the same may be amended, modified, replaced or terminated from time to time, including, unless otherwise expressly stated in the Cash Incentive Plan, that Executive be employed by the Company on the date the payment made pursuant to the Cash Incentive Plan is actually paid to similarly situated executives of the Company, or in the case of the Guaranteed Cash Incentive, that Executive be employed by the Company on the date it is due to be paid. Executive expressly acknowledges that if he resigns (other than for Good Reason) or is terminated for Cause prior to the date that payment made pursuant to the Cash Incentive Plan is actually made to similarly situated executives of the Company, or in the case of the Guaranteed Cash Incentive, the date that it is due to be paid, Executive is not entitled to receive payment under the Cash Incentive Plan for the applicable fiscal year.
(d)Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs, including, without limitation, medical, dental, life insurance, disability insurance and 401(k), that the Company provides generally to comparable senior executives in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.
(e)Travel/Expense Reimbursement. Executive shall be expected to travel both within and outside the United States as reasonably necessary in connection with the business of the Company, its subsidiaries and affiliates. The Company agrees to pay the cost of such travel or to reimburse Executive if he has incurred any such costs, it being understood and agreed that the class of travel and such other travel costs and expenses shall otherwise be incurred by Executive in accordance with the Company’s travel and expense reimbursement policies and procedures as in effect from time to time and as applicable to other similarly situated executives. The Company shall reimburse Executive for all other ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.
(f)Equity-Based Compensation.

(i)Annual Equity Grant. In accordance with the Capri annual performance review cycle, on an annual basis at the same time as awarded to other senior executives similarly situated, Executive shall be eligible to receive a discretionary long-term incentive award under the Omnibus Incentive Plan in form and amount, if any, to be determined in Capri’s sole discretion in accordance with, and subject to the terms and conditions of, such Omnibus Incentive Plan. Such award may be in the form of share options, time-based or performance-based restricted share units (“RSUs”), other share-based awards or any combination of the foregoing as determined by the Capri Board of Directors (or appropriate committee thereof). Annual long-term incentive awards are discretionary and Capri shall be under no obligation to grant equity to the Executive in any fiscal year.

(ii)New Hire Equity Grant. Notwithstanding the generality of the foregoing, on June 15, 2023, Executive shall receive from Capri an equity grant valued at approximately $3,500,000 based on the closing price of CPRI ordinary shares on the New York Stock Exchange on the date of grant in accordance with, and subject to, the terms and conditions of the Omnibus Incentive Plan, and the applicable award agreement. Such equity grant shall be comprised 100% of time-based RSUs of Capri that will vest in equal installments over three (3) years on each anniversary of the grant date.

(iii)Effect of Termination. If Executive’s employment is terminated for any reason, any equity incentive awards that have become vested and/or exercisable prior to the last day Executive is employed by the Company (the “Termination Date”), including but not limited to those set forth in Section 4(f)(i) and (f)(ii) herein, shall remain vested and/or exercisable at Executive’s election after the Termination Date, and the treatment of the unvested long-term incentive awards upon termination shall otherwise be governed by the Omnibus Incentive Plan and the applicable award agreement. Notwithstanding anything to the contrary in the Omnibus Incentive Plan and/or any applicable equity award agreement, in the event Executive is terminated for Cause (as defined in Section 5(b) below), any equity awards that have already become vested and/or exercisable prior to the Termination Date (regardless of whether or not related to this Agreement or any prior employment at Capri or any of its subsidiaries) shall not be forfeited; provided, that the Company retains the right to enforce clawback, forfeiture or similar requirements under the Omnibus Incentive Plan and the applicable equity incentive award agreement in the event of a material accounting restatement that reduces the amount payable in respect of any equity incentive award that would have been earned had the financial results been properly reported or if Executive violates any of the restrictive covenants set forth in the applicable award agreement.

(g)Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.
(h)Vacations / Holidays / Time Off. Executive shall be entitled to a total of five (5) business weeks (or twenty-five (25) days) of paid vacation during each calendar year during the Term (which shall accrue in accordance with the Company's vacation policy) (“Vacation”); provided, however, that such Vacation shall be taken by Executive at such times as will not interfere with the performance by Executive of his duties hereunder. Executive shall also be entitled to paid time off (“PTO”) for company holidays and other PTO as generally provided by the Company to similarly situated executives in accordance with the plans, practices and programs of the Company, and which are subject to change from time-to-time in the sole discretion of the Company.
(i)Tax Preparation. During the Term, the Company shall pay directly or reimburse Executive for reasonable and documented professional tax preparation expenses incurred by Executive in connection with the preparation of Executive’s personal U.S. income tax returns for calendar years 2023 and 2024 (the “Professional Tax Preparation Expenses”) up to $25,000 in each such calendar year. The Professional Tax Preparation Expenses shall be a taxable benefit for Executive.

5.  Termination of Employment.
(a)Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon his death. The Company may terminate Executive’s employment under this Agreement if Executive is unable to perform substantially all of the duties required hereunder due to illness or incapacity for a period of at least ninety (90) consecutive days or for a period aggregating six (6) months (whether or not consecutive) in any period of three hundred and sixty five (365) consecutive days.
(b)Cause. The Company may terminate Executive’s employment under this Agreement at any time with Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) a material breach by Executive of his obligations under this Agreement (including an unreasonable refusal by Executive to substantially perform his duties under Section 2 of this Agreement) that Executive has failed to cure (as determined by the Company acting in good faith) within thirty (30) days following written notice of such breach from the Company to Executive; (ii) Executive’s gross negligence, willful misconduct or fraud in performing Executive’s duties hereunder or with respect to the Company or any of its affiliates; or (iii) Executive’s indictment of, or plea of nolo contendere to, a felony. For purposes of subsection (ii) of this Section 5(b), no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, in violation of applicable law or other than in good faith and without a reasonable belief that Executive’s act, or failure to act, was in the best interests of the Company.

(c)Executive Termination Without Good Reason. Executive agrees that he shall not terminate his employment for any reason other than Good Reason (as defined in Section 6(a)) without giving the Company at least six (6) months prior written notice of the effective date of such termination. Executive acknowledges that the Company retains the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination without any obligation to make a payment to Executive for the notice period or any portion thereof. If the Company elects to waive the notice requirement, in whole or in part, the Company shall not have any further obligations to Executive under this Agreement other than to make the payments specified in Section 6(a). After Executive provides a notice of termination, the Company may, but shall not be obligated to, provide Executive with work to do commensurate with the Position, and the Company may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the places of business of the Company or its affiliates or subsidiaries, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 5(c), the Termination Date shall be the last day of the six (6) month notice period, unless the Company elects to waive the notice requirement as set forth herein.

(d)Employee At-Will. Either the Company or Executive shall have the right to terminate the employment relationship at any time, for any reason, without or with Cause (as defined below) subject to the provisions of Section 6.
6.  Consequences of Termination or Breach.

(a)Death or Disability; Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated under section 5(a) or 5(b) or Executive terminates his employment for any reason other than for Good Reason (as defined below), Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than (i) Base Salary earned but not yet paid prior to the Termination Date; (ii) reimbursement of any expenses pursuant to Section 4(e) incurred prior to the Termination Date; (iii) vested equity in accordance with Section 4(f)(iii); (iv) accrued benefits pursuant to Section 4(d); and (v) the cash equivalent of any accrued, but unused, Vacation (the “Accrued Obligations”). For purposes of this Agreement, “Good Reason” means (A) the elimination of the Position or any other action by the Company that significantly reduces or materially interferes with Executive’s duties, responsibilities or authority to a level inconsistent with industry standard practice as it relates to the Position, excluding isolated, insubstantial or inadvertent action by the Company not taken in bad faith; (B) a material breach by the Company of its obligations under this Agreement; (C) a change in Executive’s title as CEO of Michael Kors or a change in reporting such that Executive no longer reports to the Capri CEO (or, if no Capri CEO, then the interim Capri CEO); (D) Executive’s involuntary relocation to an office more than fifty (50) miles outside of New York City; or (E) in the event of a “change of control” (as defined in the Omnibus Incentive Plan), failure of the surviving entity to assume in writing the Company’s obligations set forth in this Agreement. In all instances set forth under subclauses (A) through (E) (inclusive) hereunder, written notice from Executive to the Capri CEO setting forth the specific basis of the alleged conduct constituting Good Reason is required within thirty (30) days following the later of (x) the occurrence; or (y) the date Executive becomes aware of such conduct. The Company shall have thirty (30) days after said written notice to cure such noncompliance, and if not cured, termination by Executive for Good Reason shall only be effective ten (10) days after the expiration of the cure period.
(b)Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company without Cause (which the Company shall have the right to do with or without Cause at any time during the Term subject to the provisions of this Section 6) or Executive terminates his employment for Good Reason, then the sole obligations of the Company to Executive shall be (i) for the Accrued Obligations, with any applicable cash payments to be paid to Executive in a single lump sum within fifteen (15) days of the Termination Date, and (ii) subject to Executive providing the Company with the release and separation agreement described below, to provide continuation of Executive’s then current Base Salary and medical, dental and insurance benefits by the Company for a one (1) year period commencing on the Termination Date, which amounts shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company, plus (x) the Guaranteed Cash Incentive (to the extent any portion of the Guaranteed Cash Incentive has not actually been paid to Executive) and (y) beginning with fiscal year 2025 and thereafter, a cash payment equal to Executive’s target annual cash incentive payment pursuant to the Cash Incentive Plan for the fiscal year in which the Termination Date occurs pro rated from the first day of the fiscal year in which the Termination Date occurs up to and including the Termination Date. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the Termination Date, and any amounts earned by Executive following the Termination Date, including but not limited to, from self-employment, as a common law employee or otherwise, shall not reduce the amount of any payment otherwise payable to Executive by the Company hereunder. The Company’s obligation to provide the payments referred to in this Section 6(b) shall be contingent upon (A) Executive having delivered to the Company a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company and its affiliates and subsidiaries and their respective directors, officers, employees, agents and representatives satisfactory in form and content to the Company’s counsel, and (B) Executive’s continued compliance with his obligations under Section 7 of this Agreement. Executive acknowledges and agrees that in the event the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive’s sole remedy against the Company shall be to receive the payments specified in this Section 6(b).
7.  Certain Covenants and Representations.
(a)Confidentiality. Executive acknowledges that in the course of his employment by the Company, Executive will receive and or be in possession of confidential information of the Company and its affiliates and subsidiaries, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, licensees, computer programs and software, and personal information regarding personnel of the Company and its affiliates and subsidiaries (collectively, “Confidential Information”). Confidential Information shall not include information that is: (i) generally known or available to the public; (ii) independently known, obtained, conceived or developed by Executive without access to or knowledge of related information provided by the Company or its affiliates or subsidiaries or obtained in connection with Executive’s efforts on behalf of the Company, (iii) used or disclosed with the prior written approval of the Company or (iv) made available by the Company to the public. Executive agrees that he will not, without the prior written consent of the Company, during the Term or thereafter, disclose or make use of any Confidential Information, except as may be required by law or in the course of Executive’s employment hereunder or in order to enforce his rights under this Agreement. Executive agrees that all tangible materials containing Confidential Information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all Confidential Information and property of the Company and its affiliates and subsidiaries in Executive’s possession.
(b)No Hiring. During the two-year period immediately following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its affiliates or subsidiaries within the one (1) year period immediately preceding such employment or retention.

(c)Non-Disparagement. During the Term and thereafter, Executive agrees not to disparage the Company or any of its affiliates or subsidiaries or any of their respective directors, officers, employees, agents, representatives or licensees and not to publish or make any statement that is reasonably foreseeable to become public with respect to any of such entities or persons. The Company likewise agrees not to disparage executive or publish or make any statement that is reasonably foreseeable to become public with respect to Executive without Executive’s prior written consent, excluding statements required to be made about Executive in any Capri filing under U.S. securities laws or stock exchange rules and regulations.

(d)Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes (“Such Inventions”) that Executive now or hereafter during the Term may own, acquire or develop either individually or with others relating to the fields in which the Company or any of its affiliates or subsidiaries may then be engaged or contemplate being engaged shall belong to the Company or such affiliate or subsidiary and forthwith upon request of the Company, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order to assign to and vest in the Company or its affiliates or subsidiaries all of Executive’s right, title and interest (including, without limitation, waivers to moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges and agrees that (i) all copyrightable works created by Executive as an employee will be “works made for hire” on behalf of the Company and its affiliates and subsidiaries and that the Company and its affiliates and subsidiaries shall have all rights therein in perpetuity throughout the world and (ii) to the extent that any such works do not qualify as works made for hire, Executive irrevocably assigns and transfers to the Company or its applicable affiliate or subsidiary all worldwide right, title and interest in and to such works. Executive hereby appoints any officer of the Company as Executive’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any governmental agency, court or authority. If for any reason the Company or its affiliates and subsidiaries do not own any Such Invention, the Company and its affiliates and subsidiaries shall have the exclusive and royalty-free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.
(e)Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 7 are reasonable and necessary for the protection of the Company and its affiliates and subsidiaries, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its affiliates and subsidiaries, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 7 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.
8.  Indemnity. During Executive’s employment with the Company, and at any time thereafter, the Company shall indemnify Executive and hold Executive and Executive’s heirs and representative’s harmless, to the maximum extent permitted by law and the Company’s by-laws and incorporation documents, against all damages, costs, liabilities, losses and expenses, including reasonable attorneys’ fees, as a result of any claim or proceeding, or threatened claim or proceeding, against Executive that arises out of or relates to Executive’s services as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any affiliate or subsidiary of the Company. Unless prohibited by applicable law or the Company’s by-laws or incorporation documents, the Company shall advance expenses incurred by Executive or Executive’s heirs or representatives in connection with any claim or proceeding, or threatened claim or proceeding, permitted to be indemnified pursuant to this Section 8. Executive or his heirs or representatives shall qualify for advances to the fullest extent permitted by applicable law and the Company’s by-laws and incorporation documents solely (i) upon the execution and delivery to the Company of an undertaking providing that Executive or his heirs or representatives, as the case may be, undertakes to repay the advance to the extent that it is ultimately determined, by a final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that Executive or his heirs and representatives is not entitled to indemnification pursuant to Section 8 of this Agreement and (ii) after receipt by the Company of a statement requesting such advances, together with a reasonably detailed written explanation of the basis therefor and a redacted itemization of legal fees and disbursements in reasonable detail, from time to time, provided that such written explanation or redacted itemization of legal fees does not violate, destroy, or in any manner jeopardize Executive’s attorney-client privilege or otherwise expose Executive to any additional liability. If the Company is obligated to indemnify Executive or his heirs or representatives hereunder, then the Company shall be entitled to assume the defense of such civil proceeding. The Company shall be entitled to assume the defense of any criminal proceeding only with Executive’s written consent. During the Term and for a period of three years thereafter, Executive shall be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which the Company currently maintains as of the date of this Agreement for similarly situated executives of the Company. The provisions of this Section 8 shall survive termination of this Agreement.
9.  Miscellaneous.
(a)Representations. The Company and Executive each represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and (ii) this Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms. In addition, Executive represents and warrants that the entering into and performance of this Agreement by his will not be in violation of any other agreement to which Executive is a party.
(b)Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by email, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to Executive or to the Company at the addresses set forth below or at such other address as Executive or the Company may specify by notice to the other:
To the Company:
11 West 42nd Street
New York, New York 10036
Attention: Chairman and Chief Executive Officer of Capri Holdings

With a copy to:

Capri Holdings Limited / Michael Kors (USA), Inc.
11 West 42nd Street
New York, New York 10036

Attention: SVP, General Counsel

To Executive: at his home address on file with the Company or to such other address as may be provided by such notice with a copy sent simultaneously and in like manner to:

            Oved & Oved LLP
            401 Greenwich Street
            New York, New York 10013
            Attention: Terrence A. Oved, Esq.

(c)Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, except that this Agreement does not cancel or supersede the Plans (or the applicable long-term incentive award agreements). This Agreement is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto.
(d)Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged with such waiver.
(e)Assignment. Except as otherwise provided in this Section 8(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to its affiliates or subsidiaries; provided, however, that any assignment by the Company shall not, without the written consent of Executive, relieve the Company of its obligations hereunder.
(f)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
(g)Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.
(h)Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws principles.
(i)Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, that Executive acknowledges that in the event of any violation of Section 7 hereof, the Company shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.
(j)Section 409A. It is the parties’ good faith belief that any payments or benefits provided to Executive pursuant to this Agreement fall within an exception to Internal Revenue Code Section 409A (“Section 409A”). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, it is intended that this Agreement will comply with Section 409A and any regulations and guidelines issued thereunder, to the extent this Agreement is subject thereto. As such, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and to avoid any penalty under Section 409A. If an amendment to this Agreement is necessary in order for it to comply with Section 409A, the parties agree to negotiate in good faith to amend this Agreement in a manner that complies with Section 409A and, to the extent reasonably possible, preserves the original intent of the parties. If any payment or benefit under this Agreement cannot be provided or made at the time specified herein without incurring a penalty under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such penalty will not be imposed. Any amount payable under this Agreement that constitutes “deferred compensation” subject to Section 409A shall be paid at the time provided under this Agreement or such other time as permitted under Section 409A. All payments to be made upon a termination of employment under this Agreement that are “deferred compensation” may only be made upon a “separation from service” under Section 409A. To the extent that this Agreement provides for any payments to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement and shall otherwise be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements are subject to Section 409A. All reimbursements for expenses paid pursuant to this Agreement that constitute taxable income to Executive shall be paid as soon as administratively practicable upon receipt of supporting documentation from Executive and in no event shall such reimbursable expenses be paid later than the end of the calendar year following the calendar year in which Executive incurs such expense or pays such related tax unless such payment is due to Executive’s failure to timely submit expense reports. Unless otherwise permitted by Section 409A, the right to reimbursement benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expense eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided, respectively, in any other taxable year.
(k)Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile, .pdf or other electronic signature shall be legal, valid and binding for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of January 23, 2023.

MICHAEL KORS (USA), INC.

By: /s/ John D. Idol
Name: John D. Idol
Title: Chairman and Chief Executive Officer

/s/ Cedric Wilmotte
_______________________________
Cedric Wilmotte
13